Exhibit 99.1

For Release: 9:30 p.m. EST	Contacts: Julie S. Ryland

Tuesday, February 21, 2012	205.326.8421

ENERGEN UNIT SIGNS DELAWARE BASIN JOINT EXPLORATION OPTION AGREEMENT

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) today announced that its oil and gas exploration and production subsidiary has entered into a definitive agreement with BHP Billiton that could lead to the joint drilling and development of 56,549 net acres currently under lease to Energen Resources Corporation primarily in Reeves County, Texas, in the Delaware sub-basin of the Permian Basin.

A conference call to discuss the Energen Resources/BHP Billiton Agreement will be held

Wednesday, February 22, 2012, at 10:00 a.m. EST.

To participate in the call, members of the investment community should call 1-866-821-5457.

The call may be accessed live and for replay at the Company’s Web site: www.energen.com.

BHP Billiton has agreed to buy a 50 percent undivided interest in three existing wells in Reeves County from Energen Resources for approximately $18 million. As a result of purchasing the wells, and subject to initiating horizontal completions of two wells, BHP Billiton will own a 50 percent undivided interest in 4,829 net acres. BHP Billiton will carry Energen Resources in completion operations of the two wells. Under terms of the agreement, BHP Billiton also has the option to purchase a 50 percent undivided interest in 51,720 net acres on or before May 1, 2012, after initiating horizontal completion of one of the wells.

“We have compiled an extensive acreage position in the Delaware basin over the last several years as we have focused on increasing our production and reserves of oil and natural gas liquids,” said James McManus, Energen’s chairman and chief executive officer.

“We are very pleased to now have the opportunity to work with an excellent industry partner in the exploration and development of multiple exciting trends west of the Pecos River on an accelerated basis. At the same time, we will continue to implement our existing 2012 capital drilling and development plans east of the river,” he added.

“Should BHP Billiton exercise its option to purchase, we would expect Energen Resources to recoup all of its investment in the acreage while still retaining a 50 percent interest,” McManus said.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has more than 900 million barrels of oil-equivalent proved, probable, and possible reserves and is focused on increasing its oil and natural gas liquids production and reserves. The company’s all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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